UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

SCHEDULE 13D
Under the Securities Exchange Act of 1934
(Amendment No. 13)*

NextDecade Corporation
(Name of Issuer)

Common Stock, par value $0.0001 per share
(Title of class of securities)

65342K105
(CUSIP number)

Bardin Hill Investment Partners LP
299 Park Avenue, 24th Floor
New York, New York 10022
212-303-9400

With copies to:
Kaitlin Descovich
Weil, Gotshal & Manges LLP
2000 M Street NW
Washington, DC 20026
Telephone: (202) 682-7000

(Name, address and telephone number of person authorized to receive notices and communications)

October 4, 2023
(Date of event which requires filing of this statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box ☐.

Schedule 13D
CUSIP No. 65342K105
1	NAMES OF REPORTING PERSONS
Halcyon Mount Bonnell Fund LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 (see Item 5)

	8	SHARED VOTING POWER
0 (see Item 5)

	9	SOLE DISPOSITIVE POWER
0 (see Item 5)

	10	SHARED DISPOSITIVE POWER
0 (see Item 5)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 (see Item 5)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0% (see Item 5)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

Schedule 13D
CUSIP No. 65342K105
1	NAMES OF REPORTING PERSONS
HCN LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
6,200,723 (see Item 5)

	8	SHARED VOTING POWER
0 (see Item 5)

	9	SOLE DISPOSITIVE POWER
6,200,723 (see Item 5)

	10	SHARED DISPOSITIVE POWER
0 (see Item 5)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
6,200,723 (see Item 5)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
2.57% (see Item 5)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

Schedule 13D
CUSIP No. 65342K105
1	NAMES OF REPORTING PERSONS
HCN GP LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 (see Item 5)

	8	SHARED VOTING POWER
6,200,723 (see Item 5)

	9	SOLE DISPOSITIVE POWER
0 (see Item 5)

	10	SHARED DISPOSITIVE POWER
6,200,723 (see Item 5)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
6,200,723 (see Item 5)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
2.57% (see Item 5)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*Includes Shares owned by HCN LP.

Schedule 13D
CUSIP No. 65342K105
1	NAMES OF REPORTING PERSONS
Halcyon Energy, Power and Infrastructure Capital Holdings LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 (see Item 5)

	8	SHARED VOTING POWER
0 (see Item 5)

	9	SOLE DISPOSITIVE POWER
0 (see Item 5)

	10	SHARED DISPOSITIVE POWER
0 (see Item 5)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 (see Item 5)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0% (see Item 5)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO (see Item 5)

Schedule 13D
CUSIP No. 65342K105
1	NAMES OF REPORTING PERSONS
First Series of HDML Fund I LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
1,538,882 (see Item 5)

	8	SHARED VOTING POWER
0 (see Item 5)

	9	SOLE DISPOSITIVE POWER
1,538,882 (see Item 5)

	10	SHARED DISPOSITIVE POWER
0 (see Item 5)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,538,882 (see Item 5)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.64% (see Item 5)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

Schedule 13D
CUSIP No. 65342K105
1	NAMES OF REPORTING PERSONS
Bardin Hill Fund GP LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 (see Item 5)

	8	SHARED VOTING POWER
2,384,021* (see Item 5)

	9	SOLE DISPOSITIVE POWER
0 (see Item 5)

	10	SHARED DISPOSITIVE POWER
2,384,021* (see Item 5)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,384,021* (see Item 5)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.99%* (see Item 5)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

*Includes shares owned by First Series of HDML Fund I LLC and Bardin Hill Event-Driven Master Fund LP.

Schedule 13D
CUSIP No. 65342K105
1	NAMES OF REPORTING PERSONS
Bardin Hill Event-Driven Master Fund LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
845,139 (see Item 5)

	8	SHARED VOTING POWER
0 (see Item 5)

	9	SOLE DISPOSITIVE POWER
845,139 (see Item 5)

	10	SHARED DISPOSITIVE POWER
0 (see Item 5)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
845,139 (see Item 5)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.35% (see Item 5)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

Schedule 13D
CUSIP No. 65342K105
1	NAMES OF REPORTING PERSONS
Avinash Kripalani

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 (see Item 5)

	8	SHARED VOTING POWER
8,584,744* (see Item 5)

	9	SOLE DISPOSITIVE POWER
0 (see Item 5)

	10	SHARED DISPOSITIVE POWER
8,584,744* (see Item 5)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
8,584,744* (see Item 5)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.55%* (see Item 5)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

*Includes shares owned by HCN LP, First Series of HDML Fund I LLC and Bardin Hill Event-Driven Master Fund LP.

Schedule 13D
CUSIP No. 65342K105
1	NAMES OF REPORTING PERSONS
Jason Dillow

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 (see Item 5)

	8	SHARED VOTING POWER
8,584,744* (see Item 5)

	9	SOLE DISPOSITIVE POWER
0 (see Item 5)

	10	SHARED DISPOSITIVE POWER
8,584,744* (see Item 5)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
8,584,744* (see Item 5)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.55%* (see Item 5)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

*Includes shares owned by HCN LP, First Series of HDML Fund I LLC and Bardin Hill Event-Driven Master Fund LP.

Schedule 13D
CUSIP No. 65342K105
1	NAMES OF REPORTING PERSONS
John Greene

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 (see Item 5)

	8	SHARED VOTING POWER
8,584,744* (see Item 5)

	9	SOLE DISPOSITIVE POWER
0 (see Item 5)

	10	SHARED DISPOSITIVE POWER
8,584,744* (see Item 5)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
8,584,744* (see Item 5)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.55%* (see Item 5)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

*Includes shares owned by HCN LP, First Series of HDML Fund I LLC and Bardin Hill Event-Driven Master Fund LP.

Schedule 13D
CUSIP No. 65342K105
1	NAMES OF REPORTING PERSONS
Pratik Desai

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 (see Item 5)

	8	SHARED VOTING POWER
8,584,744* (see Item 5)

	9	SOLE DISPOSITIVE POWER
0 (see Item 5)

	10	SHARED DISPOSITIVE POWER
8,584,744* (see Item 5)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
8,584,744* (see Item 5)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.55%* (see Item 5)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

*Includes shares owned by HCN LP, First Series of HDML Fund I LLC and Bardin Hill Event-Driven Master Fund LP.

Schedule 13D
CUSIP No. 65342K105
1	NAMES OF REPORTING PERSONS
Bardin Hill Investment Partners LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 (see Item 5)

	8	SHARED VOTING POWER
8,584,744* (see Item 5)

	9	SOLE DISPOSITIVE POWER
0 (see Item 5)

	10	SHARED DISPOSITIVE POWER
8,584,744* (see Item 5)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
8,584,744* (see Item 5)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.55%* (see Item 5)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*Includes shares owned by HCN LP, First Series of HDML Fund I LLC and Bardin Hill Event-Driven Master Fund LP.

This Amendment No. 13 (“Amendment No. 13”) amends the Schedule 13D originally filed with the U.S. Securities and Exchange Commission (the “Commission”) on August 3, 2017 (as amended, the “Statement”), and is filed by the Reporting Persons with respect to the common stock, $0.0001 par value per share (“Shares”) of NextDecade Corporation (the “Issuer”).  Capitalized terms used herein but not defined shall have the meaning given to them in the Statement.

Item 4.	Purpose of Transaction.

Item 4 is amended and supplemented as follows:

On October 4, 2023, HEPI and Mount Bonnell each made a distribution in kind, on a pro rata basis, for no additional consideration of all of the remaining Shares held by them to certain of their investors pursuant to their respective governance documents (the "Distributions") following the sale by HEPI of 1,305,943 Shares in the aggregate and by Mount Bonnell of 96,311 Shares in the aggregate in open market trades on such dates and prices as set forth in Annex A attached hereto. Pursuant to the Distributions, certain shares that were previously indirectly beneficially owned by Master Fund, became directly held by Master Fund.

Item 5.	Interests in the Securities of the Issuer.

Item 5 is amended and restated as follows:

The responses set forth on rows 7 through 13 of the cover pages of this Amendment No. 13 are incorporated by reference in this Item 5.  The beneficial ownership information that follows in this Item 5 is as of October 4, 2023.

(a) and (b)

As of October 4, 2023, the Reporting Persons beneficially own, in the aggregate, 8,584,744 Shares, comprised of 8,492,799 Shares and 91,945 Shares issuable upon the exercise of Series C Warrants, which together represent approximately 3.55% of the Issuer’s outstanding Shares (based on (i) 241,428,210 outstanding Shares as set forth in the Issuer's Quarterly Report on Form 10-Q filed with the SEC on August 14, 2023 ("Form 10-Q"), plus (ii) the number of Shares issuable to the Reporting Persons upon the exercise of the Series C Warrants).

As of the date hereof: Mount Bonnell directly owns 0 Shares; HDML directly beneficially owns 1,538,882 Shares, which represents approximately 0.64% of the Issuer’s outstanding Shares (based on 241,428,210 outstanding Shares as set forth in the Issuer’s Form 10-Q; HCN directly beneficially owns 6,200,723 Shares, comprised of 6,117,325 Shares and 83,398 Shares issuable upon the exercise of Series C Warrants, which together represent approximately 2.57% of the Issuer’s outstanding Shares (based on 241,428,210 outstanding as set forth in the Issuer’s Form 10-Q, plus the number of Shares issuable upon the exercise of the Series C Warrants held by HCN); HEPI directly owns 0 Shares; and Bardin Hill Master Fund directly owns 845,139 Shares, comprised of  836,592 Shares and 8,547 Shares issuable upon the exercise of Series C Warrants, which together represent approximately 0.35% of the Issuer’s outstanding Shares (based on 241,428,210 outstanding Shares as set forth in the Issuer’s Form 10-Q, plus the number of Shares issuable upon the exercise of the Series C Warrants held by Bardin Hill Master Fund).

Bardin Hill GP is the general partner of Mount Bonnell and Bardin Hill Master Fund and the investment member of HDML. HCN GP is the general partner of HCN. Bardin Hill Partners is the investment manager for each of Mount Bonnell, Bardin Hill Master Fund, HCN, HEPI and HDML.  Investment decisions of Bardin Hill Partners are made by a three-person committee, including Jason Dillow, John Greene and Pratik Desai, each of whom has individual decision-making authority. Jason Dillow is CEO of Bardin Hill Partner. Avinash Kripalani is a Partner at Bardin Hill Partners.

The aggregate number and percentage of the Shares beneficially owned by each Reporting Person and, for each Reporting Person, the number of shares as to which there is sole power to vote or to direct the vote, shared power to vote or to direct the vote, sole power to dispose or to direct the disposition, or shared power to dispose or to direct the disposition are set forth on rows 7 through 11 and row 13 of the cover pages of this Schedule 13D.

(c) Since September 26, 2023 and through and including October 4, 2023, the Reporting Persons effected transactions in Shares as detailed in Annex A to this Amendment No. 13, which is incorporated herein by reference.

(d) To the knowledge of the Reporting Persons, no person other than the Reporting Persons has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities of the Issuer reported on this Amendment No. 13.

(e) Following the transactions reported in this Amendment No. 13, the Reporting Persons ceased to be the beneficial owners of more than 5% of Shares.

Item 7.	Material to Be Filed as Exhibits

32* – Joint Filer Agreement

* Filed herewith

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: October 6, 2023	Halcyon Mount Bonnell Fund LP

By: Bardin Hill Investment Partners LP, its Manager

/s/ Suzanne McDermott	/s/ John Freese
Name: Suzanne McDermott	Name: John Freese
Title: Chief Compliance Officer	Title: General Counsel

Date	October 6, 2023	Date	October 6, 2023

Bardin Hill Fund GP LLC

/s/ Suzanne McDermott	/s/ John Freese
Name: Suzanne McDermott	Name: John Freese
Title: Chief Compliance Officer	Title: General Counsel

Date	October 6, 2023	Date	October 6, 2023

HCN LP
By: Bardin Hill Investment Partners LP, its Manager

/s/ Suzanne McDermott	/s/ John Freese
Name: Suzanne McDermott	Name: John Freese
Title: Chief Compliance Officer	Title: General Counsel

Date	October 6, 2023	Date	October 6, 2023

HCN GP LLC

/s/ Suzanne McDermott	/s/ John Freese
Name: Suzanne McDermott	Name: John Freese
Title: Chief Compliance Officer	Title: General Counsel

Date	October 6, 2023	Date	October 6, 2023

Halcyon Energy, Power and Infrastructure Capital Holdings LLC
By: Bardin Hill Investment Partners LP, its Manager

/s/ Suzanne McDermott	/s/ John Freese
Name: Suzanne McDermott	Name: John Freese
Title: Chief Compliance Officer	Title: General Counsel

Date	October 6, 2023	Date	October 6, 2023

First Series of HDML Fund I LLC
By: Bardin Hill Investment Partners LP, its Manager

/s/ Suzanne McDermott	/s/ John Freese
Name: Suzanne McDermott	Name: John Freese
Title: Chief Compliance Officer	Title: General Counsel

Date	October 6, 2023	Date	October 6, 2023

Bardin Hill Event-Driven Master Fund LP
By: Bardin Hill Fund GP LLC, its General Partner

/s/ Suzanne McDermott	/s/ John Freese
Name: Suzanne McDermott	Name: John Freese
Title: Chief Compliance Officer	Title: General Counsel

Date	October 6, 2023	Date	October 6, 2023

Bardin Hill Investment Partners LP

/s/ Suzanne McDermott	/s/ John Freese
Name: Suzanne McDermott	Name: John Freese
Title: Chief Compliance Officer	Title: General Counsel

Date	October 6, 2023	Date	October 6, 2023

/s/ Avinash Kripalani
Name: Avinash Kripalani

Date	October 6, 2023

/s/ Jason Dillow
Name: Jason Dillow

Date	October 6, 2023

/s/ Kevah Konner
Name: Kevah Konner

Date	October 6, 2023

/s/ John Greene
Name: John Greene

Date	October 6, 2023

/s/ Pratik Desai
Name: Pratik Desai

Date	October 6, 2023

Annex A

Transactions

The following table sets forth all transactions in Shares by the Reporting Persons since September 26, 2023 and through and including October 4, 2023.

Reporting Person	Date of Transaction	Number of Securities	Price Per Share (as applicable)*	Price Range (inclusive)*
HEPI	09/26/2023	75,190	$5.301	$5.22 to $5.44
Mount Bonnell	09/26/2023	5,545	$5.301	$5.22 to $5.44
HEPI	09/27/2023	419,092	$5.314	$5.22 to $5.40
Mount Bonnell	09/27/2023	30,908	$5.314	$5.22 to $5.40
HEPI	09/28/2023	372,527	$5.208	$5.13 to $5.37
Mount Bonnell	09/28/2023	27,473	$5.208	$5.13 to $5.37
HEPI	09/29/2023	439,134	$5.131	$5.09 to $5.23
Mount Bonnell	09/29/2023	32,385	$5.131	$5.09 to $5.23
HEPI	10/04/2023	435,406	—	—
Mount Bonnell	10/04/2023	2,544,867	—	—

* The number of securities reported represents an aggregate number of shares executed by a broker-dealer in multiple open market transactions over a range of prices. The price per Share reported represents the weighted average price of the Shares sold, as applicable. The applicable Reporting Persons undertake to provide, upon request by the SEC staff, the Issuer, or any security holder of the Issuer, information regarding the number of Shares sold at each separate price within the range.